Exhibit 99.1

Nesco Holdings I, Inc. and Subsidiaries

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (unaudited)

(in thousands, except share data)	June 30, 2019	December 31, 2018
Assets
Current Assets
Cash	$2,584	$2,140
Accounts receivable, net of allowance of $2,505 and $7,562, respectively	62,900	52,559
Inventory	17,680	11,435
Prepaid expenses and other	4,992	2,483
Total current assets	88,156	68,617
Property and equipment, net	5,914	2,763
Rental equipment, net	334,406	320,722
Other Assets
Goodwill	228,714	228,714
Other intangible assets, net	69,292	70,740
Total other assets	298,006	299,454
Total Assets	$726,482	$691,556
Liabilities and Stockholder’s Deficit
Current Liabilities
Accounts payable	$37,197	$20,867
Accrued expenses	6,050	6,359
Accrued interest expense	13,676	14,024
Deferred rent income	3,043	4,762
Current portion of capital lease obligations	5,123	4,866
Current maturities of long-term debt	2,532	2,531
Total current liabilities	67,621	53,409
Long term debt, net	791,906	756,872
Capital leases	25,548	28,418
Deferred tax liabilities	11,449	11,191
Other liabilities	1,069	422
Total long term liabilities	$829,972	$796,903
Commitments and contingencies (see Note 6)
Stockholder’s Deficit
Common stock - $0.01 par value, 1,000 shares authorized, 100 shares issued and outstanding, at June 30, 2019 and December 31, 2018	—	—
Additional paid-in capital	259,480	259,300
Accumulated deficit	(429,807)	(417,660)
Accumulated other comprehensive loss	(784)	(396)
Total stockholder’s deficit	(171,111)	(158,756)
Total Liabilities and Stockholder’s Deficit	$726,482	$691,556

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2019	2018	2019	2018
Revenue
Rental revenue	$47,510	$44,720	$92,412	$89,254
Equipment sales	8,812	6,953	18,561	14,328
Parts sales and services	6,533	4,169	13,374	9,945
Total revenue	62,855	55,842	124,347	113,527
Cost of Revenue
Cost of rental revenue, excluding depreciation	12,632	12,300	23,470	23,825
Depreciation of rental equipment	17,155	15,721	34,105	31,309
Cost of equipment sales	7,568	6,005	15,308	12,364
Cost of parts sales and services	4,471	2,228	9,321	5,902
Major repair disposal	384	339	1,146	761
Total cost of revenue	42,210	36,593	83,350	74,161
Gross Profit	20,645	19,249	40,997	39,366
Operating Expenses
Transaction expenses	1,559	—	4,069	—
Selling, general, and administrative expenses	7,888	9,243	16,120	17,716
Amortization expense	724	745	1,448	1,383
Non-rental depreciation	25	52	71	103
Other operating expenses	629	8	779	36
Total operating expenses	10,825	10,048	22,487	19,238
Operating Income	9,820	9,201	18,510	20,128
Other Expense (Income)
Interest expense, net	14,850	14,069	29,843	27,453
Other (income) expense, net	(9)	12	(22)	328
Total other expenses	14,841	14,081	29,821	27,781
Loss Before Income Taxes	(5,021)	(4,880)	(11,311)	(7,653)
Income Tax Expense	402	529	836	790
Net Loss	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Loss per share:
Basic and diluted	$(54,230.00)	$(54,090.00)	$(121,470.00)	$(84,430.00)
Weighted-average common shares outstanding:
Basic and diluted	100	100	100	100

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Loss (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net loss	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Other comprehensive loss
Interest rate collar (net of taxes of $173 and $285, respectively)	(476)	—	(388)	—
Other comprehensive loss	(476)	—	(388)	—
Comprehensive loss	$(5,899)	$(5,409)	$(12,535)	$(8,443)

There were no reclassifications from accumulated other comprehensive loss reflected in the Condensed Consolidated Statements of Operations during the three and six month periods ended June 30, 2019 or 2018.

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
(in thousands)	2019	2018
Operating Activities
Net loss	$(12,147)	$(8,443)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	34,176	31,412
Amortization - intangibles	1,448	1,383
Amortization - financing costs	1,380	1,802
Provision for losses on accounts receivable	1,112	1,974
Share-based payments	180	570
Gain on sale of equipment - rental fleet	(3,260)	(4,345)
Gain on insurance proceeds - damaged equipment	(387)	—
Major repair disposal	1,146	761
Deferred tax expense	544	515
Changes in assets and liabilities:
Accounts receivable	(13,357)	152
Inventory	(8,864)	(7,044)
Prepaid expenses and other	(2,412)	(2,365)
Accounts payable	8,020	(2,627)
Accrued expenses and other liabilities	(683)	(2,867)
Unearned income	(1,719)	(247)
Net cash flow from operating activities	5,177	10,631
Investing Activities
Purchase of equipment - rental fleet	(51,734)	(18,709)
Proceeds from sale of equipment - rental fleet	18,187	17,451
Insurance proceeds from damaged equipment	1,427	—
Purchase of other property and equipment	(3,655)	(2,524)
Net cash flow from investing activities	(35,775)	(3,782)
Financing Activities
Borrowings under revolving credit facilities	43,000	21,000
Repayments under revolving credit facilities	(9,000)	(22,000)
Repayments of notes payable	(365)	(1,212)
Capital lease payments	(2,613)	(2,600)
Finance fees paid	20	(1,394)
Net cash flow from financing activities	31,042	(6,206)
Net Change in Cash	444	643
Cash at Beginning of Period	2,140	960
Cash at End of Period	$2,584	$1,603
Supplemental Cash Flow Information
Cash paid for interest	$28,708	$26,237
Cash paid for income taxes	240	237
Non-Cash Investing and Financing Activities
Transfer of parts inventory to leased equipment	2,618	2,323
Rental equipment purchases in accounts payable	19,021	6,404
Rental equipment sales in accounts receivable	623	2,153
Insurance recoveries accrued in accounts receivable	224	—
Rental equipment on capital lease	—	6,589

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings I, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholder’s Deficit (unaudited)

(in thousands, except share data)	Number of Shares	Common Stock at Par	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2018	100	$—	$259,300	$(417,660)	$(396)	$(158,756)
Share-based payments	—	—	128	—	—	128
Net loss	—	—	—	(6,724)	—	(6,724)
Interest rate collar	—	—	—	—	88	88
Balance, March 31, 2019	100	$—	$259,428	$(424,384)	$(308)	$(165,264)
Share-based payments	—	—	52	—	—	52
Net loss	—	—	—	(5,423)	—	(5,423)
Interest rate collar	—	—	—	—	(476)	(476)
Balance, June 30, 2019	100	$—	$259,480	$(429,807)	$(784)	$(171,111)

(in thousands, except share data)	Number of Shares	Common Stock at Par	Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholder’s Deficit
Balance, December 31, 2017	100	$—	$258,170	$(402,134)	$—	$(143,964)
Share-based payments	—	—	290	—	—	290
Net loss	—	—	—	(3,034)	—	(3,034)
Interest rate collar	—	—	—	—	—	—
Balance, March 31, 2018	100	$—	$258,460	$(405,168)	$—	$(146,708)
Share-based payments	—	—	280	—	—	280
Net loss	—	—	—	(5,409)	—	(5,409)
Interest rate collar	—	—	—	—	—	—
Balance, June 30, 2018	100	$—	$258,740	$(410,577)	$—	$(151,837)

See accompanying notes to unaudited condensed consolidated financial statements.

Nesco Holdings I, Inc. and Subsidiaries

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1: Business and Organization

NESCO Holdings I, Inc. (“Holdings I,” or “Ultimate Parent”), a Delaware corporation, is a wholly-owned subsidiary of NESCO Holdings, LP (“Nesco Owner”), and is the surviving entity resulting from a series of acquisitions and mergers. As of June 30, 2019, Holdings I was indirectly owned by funds controlled by Energy Capital Partners GP III, LP (“ECP III”), a private equity firm, and co-investors, through Nesco Owner.

Holdings I is the parent of NESCO Holdings II, Inc. (“Holdings II”, or “Parent”), a Delaware corporation, which serves as the Parent for our primary operating company, NESCO, LLC. NESCO, LLC, an Indiana limited liability company, and its wholly owned subsidiaries (collectively, “we,” “our,” “us,” or “Nesco”), is engaged in the business of providing a range of services and products to customers through rentals of specialty equipment, sales of parts related to the specialty equipment, and repair and maintenance services related to that equipment.

Our wholly-owned subsidiaries include NESCO Finance Corporation, a Delaware corporation, NESCO Investments, LLC, a Delaware limited liability company, NESCO International, LLC, a Delaware limited liability company, and NESCO El Alquiler S. de R.L. de C.V., an operating company in Mexico.

We are a specialty equipment rental provider to the electric utility transmission and distribution, telecommunications and rail industries in North America. Our core business relates to our fleet of specialty rental equipment that is utilized by service providers in infrastructure improvement work. Specifically, we offer our specialized equipment to a diverse customer base, including utilities and contractors, for the maintenance, repair, upgrade and installation of critical infrastructure assets, including electric lines, telecommunications networks and rail systems, as well as for lighting and signage. We rent and sell a broad range of new and used equipment, including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, and underground equipment, which forms our Equipment Rental and Sales (“ERS”) segment. To complement our fleet, we also provide a one-stop shop, Utility Equipment Outfitters (“UEO”), for existing and prospective Nesco customers to purchase or rent parts, tools and accessories needed to outfit their specialty truck fleet. These activities form our Parts, Tools and Accessories (“PTA”) segment. We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories, and 31 Mexican states via our network of over 50 locations in the United States, Canada and Mexico.

On April 7, 2019, Holdings I and Nesco Owner, entered into an Agreement and Plan of Merger that was amended on July 10, 2019 (as amended, the “Merger Agreement”) by and among Capitol Investment Corp, IV, a Cayman Islands exempted company (“Capitol”), and Capitol’s three wholly-owned subsidiaries, Capitol Intermediate Holdings, LLC, a Delaware limited liability company (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub”), and Investment Merger Sub 2, LLC, a Delaware limited liability (“New HoldCo”). The transactions were consummated on July 31, 2019 (the “Closing Date”). See Note 7, Subsequent Events, for further discussion.

Note 2: Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim statements of the Company have been prepared in accordance with GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X issued by the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting only of normal recurring adjustments and disclosures necessary for a fair statement of these interim statements have been included. The results reported in these interim statements are not necessarily indicative of the results that may be reported for the entire year or for any other period. These interim statements should be read in conjunction with Holdings I’s audited financial statements for the year ended December 31, 2018, and unaudited financial statements for the quarter ended March 31, 2019, included in Capitol’s final prospectus and definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2019 (as supplemented on June 24, 2019 and July 11, 2019), and incorporated by reference in the Current Report on Form 8-K filed with the SEC on August 1, 2019.

Use of Estimates

These consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States, and accordingly, include amounts that require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and in the notes thereto. Significant items subject to such estimates and assumptions include, but are not limited to, the useful lives and salvage values of our rental equipment. Actual results may differ from these estimates and assumptions.

In the opinion of management, these financial statements reflect all normal recurring adjustments necessary for a fair presentation of the interim period results. These consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2018.

Recently Issued Accounting Pronouncements

Leases

The FASB’s new guidance to account for leases (“Topic 842”) by entities that are lessees, requires (1) recognition of lease assets and lease liabilities on the balance sheet and (2) disclosure of key information about leasing arrangements. Topic 842 provides two classifications for leases: financing or operating.

Finance leases - The accounting and recognition for leases qualifying as finance leases is similar to the accounting and recognition required under ASC Topic 840, Leases (“Topic 840”), for capital leases. As of June 30, 2019, we have capital lease obligations of approximately $30.7 million. When we make our contractually required payments under the capital leases, we allocate a portion to reduce the capital lease obligation and a portion is recognized as interest expense. The assets leased under the capital leases are included in rental equipment, and depreciation thereon is recognized in cost of rental revenue.

Operating leases - Under Topic 842, operating leases result in the recognition of right-of-use (“ROU”) assets and lease liabilities on the balance sheet. ROU assets represent our right to use the leased asset for the lease term and lease liabilities represent our obligation to make lease payments. Under Topic 842, operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, upon adoption of Topic 842, we will use our estimated incremental borrowing rate at the commencement date to determine the present value of lease payments. The operating lease ROU assets will also include any lease payments made and exclude lease incentives. Our lease terms may include options to extend or terminate the lease that we are reasonably certain to exercise. Lease expense under Topic 842 will be recognized on a straight-line basis over the lease term. Upon adoption of Topic 842, we expect to recognize operating lease ROU assets and lease liabilities that reflect the present value of these future payments, which we currently estimate to be in the range of $8.0 million to $10.0 million.

In July 2019, the FASB made a proposal to defer the effective date of Topic 842 by one year. Accordingly, we will adopt Topic 842 effective January 1, 2021, using the transition method that allows us to recognize a cumulative-effect adjustment to the opening balance of accumulated deficit in the period of adoption. A modified retrospective approach is required for adoption for all leases that exist at or commence after the date of initial application with an option to use certain practical expedients. We expect to use the package of practical expedients that allows us to not reassess: (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases and (3) initial direct costs for any expired or existing leases. We additionally expect to use the practical expedient that allows lessees to treat the lease and non-lease components of leases as a single lease component.

Under Topic 842, lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASC Topic 606, Revenue from Contracts with Customers (“Topic 606”), specifically related to the allocation and recognition of contract consideration earned from lease and non-lease revenue components. On July 30, 2018, the FASB issued ASU 2018-11, which created a practical expedient that provides lessors an option not to separate lease and non-lease components when certain criteria are met and instead account for those components as a single lease component. We are currently in the process of evaluating whether our lease arrangements will meet the criteria under the practical expedient to account for lease and non-lease components as a single lease component, which would alleviate the requirement upon adoption of Topic 842 that we reallocate or separately present lease and non-lease components.

Derivatives

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities,” which includes changes to its accounting guidance for derivatives and hedging, which changes both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. Some changes resulting from this new guidance include the elimination of the concept of recognizing periodic hedge ineffectiveness for cash flow hedges, changes to the recognition and presentation of changes in the fair value of the hedging instrument, enhancement of the ability to use the critical-terms-match method for the cash flow hedge of groups of forecasted transactions when the timing of the hedged transactions does not perfectly match the hedging instrument’s maturity date, and the addition of new disclosure requirements and amendments to existing ones. This new guidance is effective for us as of January 1, 2020. We are currently evaluating the impact of the new guidance on our consolidated financial statements.

Revenue Recognition

Following the adoption of Topic 606, as of January 1, 2018, we recognized revenue in accordance with two different accounting standards: 1) Topic 606 and 2) Topic 840, which addresses lease accounting, for which we will adopt an update to this standard using the modified retrospective approach, as described herein. For the three and six months ended June 30, 2019 and 2018, we recognized rental revenue in accordance with Topic 840 Leases, which is the lease accounting standard.

Under Topic 606, revenue from contracts with customers is measured based on the consideration specified in the contract with the customer, and excludes any sales incentives and amounts collected on behalf of third parties. A “performance obligation” is a promise in a contract to transfer a distinct good or service to a customer, and is the unit of account under Topic 606. We recognize revenue when we satisfy a performance obligation by transferring control over a product or service to a customer. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for such products or services. As reflected below, most of our revenue is accounted for under Topic 840. Our contracts with customers generally do not include multiple performance obligations. The inset below presents our revenue types based on the accounting standard used to determine the accounting.

	Three Months Ended June 30, 2019			Three Months Ended June 30, 2018
(in thousands)	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total
Rental:
Rental revenue	$45,116	$—	$45,116	$42,882	$—	$42,882
Shipping and handling	—	2,394	2,394	—	1,838	1,838
Total rental revenue	45,116	2,394	47,510	42,882	1,838	44,720
Sales and services:
Equipment sales	—	8,812	8,812	—	6,953	6,953
Parts and services	—	6,533	6,533	—	4,169	4,169
Total sales and services	—	15,345	15,345	—	11,122	11,122
Total revenue	$45,116	$17,739	$62,855	$42,882	$12,960	$55,842

	Six Months Ended June 30, 2019			Six Months Ended June 30, 2018
(in thousands)	Topic 840	Topic 606	Total	Topic 840	Topic 606	Total
Rental:
Rental revenue	$88,017	$—	$88,017	$85,304	$—	$85,304
Shipping and handling	—	4,395	4,395	—	3,950	3,950
Total rental revenue	88,017	4,395	92,412	85,304	3,950	89,254
Sales and services:
Equipment sales	—	18,561	18,561	—	14,328	14,328
Parts and services	—	13,374	13,374	—	9,945	9,945
Total sales and services	—	31,935	31,935	—	24,273	24,273
Total revenue	$88,017	$36,330	$124,347	$85,304	$28,223	$113,527

Rental Equipment

Rental equipment consisted of the following:

(in thousands)	June 30, 2019	December 31, 2018
Rental equipment	$580,610	$541,529
Less: accumulated depreciation	(246,204)	(220,807)
Rental equipment, net	$334,406	$320,722

We recorded a major repair disposal expense of $0.4 million and $0.3 million for the three months ended June 30, 2019 and 2018, respectively, related to units needing major repairs.

We recorded a major repair disposal expense of $1.1 million and $0.8 million for the six months ended June 30, 2019 and 2018, respectively, related to units needing major repairs.

Note 3: Segments

We operate and have two reportable business segments, Equipment Rental and Sales (“ERS”) and Parts, Tools and Accessories (“PTA”). ERS provides rental solutions to utilities and contractors serving multiple end-markets, including electric transmission and distribution, telecom, rail, lighting and signage. We rent and sell specialized equipment to utilities and utility contractors that build and maintain critical transmission and distribution infrastructure. Utilizing our national platform and rental fleet, we expanded our focus on equipment rental to the telecom, rail, lighting and signage end-markets. The majority of our existing equipment can be used across multiple end-markets and many of our customers operate in multiple end-markets. We rent and sell a broad range of new and used equipment including bucket trucks, digger derricks, line equipment, cranes, pressure diggers, rail mounted equipment and underground equipment. Our PTA segment offers customers sale and rental solutions for parts, tools and accessories to complement our specialty equipment line.

The following table presents our revenue by segment and type:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Equipment Rental and Sales:
Rental revenue	$43,553	$41,968	$85,206	$83,673
Sales and services	9,427	7,677	19,916	15,986
	52,980	49,645	105,122	99,659
Parts, Tools and Accessories:
Rental revenue	3,957	2,752	7,206	5,581
Sales and services	5,918	3,445	12,019	8,287
	9,875	6,197	19,225	13,868
Total Revenues	$62,855	$55,842	$124,347	$113,527

Our reportable segments align with the information our chief operating decision maker (“CODM”) receives on a regular basis to evaluate the performance of the business and to allocate resources. The accounting principles applied at the operating segment level in determining gross profit are generally the same as those applied at the consolidated financial statement level. There are no inter-segment revenues, and cost allocations to operating segment cost of revenue are minimal; that is, revenue, cost of equipment and parts sold or rented, depreciation of rental equipment and gross profit are directly attributed to each of the operating segments.

The following tables present our financial information by segment:

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2018
(in thousands)	Equipment Rental and Sales	Parts, Tools and Accessories	Total	Equipment Rental and Sales	Parts, Tools and Accessories	Total
Revenue	$52,980	$9,875	$62,855	$49,645	$6,197	$55,842
Cost of revenue and sales, excluding depreciation	19,350	5,705	25,055	17,668	3,204	20,872
Depreciation of rental equipment	16,100	1,055	17,155	14,856	865	15,721
Gross profit	$17,530	$3,115	$20,645	$17,121	$2,128	$19,249
Capital expenditures, net of sales	$29,239	$—	$29,239	$2,424	$—	$2,424

	Six Months Ended			Six Months Ended
	June 30, 2019			June 30, 2018
(in thousands)	Equipment Rental and Sales	Parts, Tools and Accessories	Total	Equipment Rental and Sales	Parts, Tools and Accessories	Total
Revenue	$105,122	$19,225	$124,347	$99,659	$13,868	$113,527
Cost of revenue and sales, excluding depreciation	37,785	11,460	49,245	35,025	7,827	42,852
Depreciation of rental equipment	31,980	2,125	34,105	29,617	1,692	31,309
Gross profit	$35,357	$5,640	$40,997	$35,017	$4,349	$39,366
Capital expenditures, net of sales	$46,641	$—	$46,641	$12,330	$—	$12,330

Total assets by segment are not disclosed herein because asset by operating segment data is not reviewed by the CODM as the basis to assess performance and allocate resources. Goodwill related to our ERS segment and PTA segment was $223.5 million and $5.3 million, respectively, as of June 30, 2019 and December 31, 2018.

Gross profit is the primary operating result whereby our segments are evaluated for performance and resource allocation. The following table presents a reconciliation of segment gross profit to consolidated loss before income taxes:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Gross profit	$20,645	$19,249	$40,997	$39,366
Transaction expenses	1,559	—	4,069	—
Selling, general and administrative expenses	7,888	9,243	16,120	17,716
Amortization expense	724	745	1,448	1,383
Non-rental depreciation	25	52	71	103
Other operating expenses	629	8	779	36
Interest expense, net	14,850	14,069	29,843	27,453
Other (income) expense	(9)	12	(22)	328
Loss before income taxes	$(5,021)	$(4,880)	$(11,311)	$(7,653)

We are positioned to serve all 50 U.S. states, 13 Canadian provinces and territories and 31 Mexican states using our network of locations in North America. The following tables present revenue by country and total assets by country:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Revenue:
United States	$61,446	$54,042	$121,133	$108,827
Canada	1,036	1,100	2,681	3,500
Mexico	373	700	533	1,200
	$62,855	$55,842	$124,347	$113,527

(in thousands)	June 30, 2019	December 31, 2018
Assets:
United States	$707,921	$669,942
Canada	10,628	11,923
Mexico	7,933	9,691
	$726,482	$691,556

Note 4: Earnings per Share

Basic earnings (loss) per share is calculated by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per share assumes the vesting and conversion of our equity awards and performance awards, which the Company has pursuant to its phantom plan and profits interest award units as further described in Note 11, Share-Based Compensation Plans, to our audited consolidated financial statements for the year ended December 31, 2018, provided in each case the effect is dilutive. For the three months ended June 30, 2019 and 2018, phantom units (143,000 for 2019 and 2018) and profits interest units (14,907 for 2019 and 2018) have been excluded from diluted earnings per share because their effects are anti-dilutive. For the six months ended June 30, 2019 and 2018, phantom units (143,000 for 2019 and 2018) and profits interest units (14,907 for 2019 and 2018) have been excluded from diluted earnings per share because their effects are anti-dilutive.

The following table sets forth the computation of loss per share:

	Three Months Ended June 30,		Six Months Ended June 30,
(amounts in thousands, except share and per share data)	2019	2018	2019	2018
Numerator:
Net loss attributable to NESCO Holdings I, Inc.	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Denominator:
Basic and diluted
Weighted average common shares	100	100	100	100
Adjusted weighted average common shares	100	100	100	100
Basic and diluted loss per share	$(54,230.00)	$(54,090.00)	$(121,470.00)	$(84,430.00)

Note 5: Fair Value Measurements

FASB accounting standards provide a comprehensive framework for measuring fair value and sets forth a definition of fair value and establishes a hierarchy prioritizing the inputs to valuation techniques, giving the highest priority to quoted prices in active markets for identical assets and liabilities and the lowest priority to unobservable value inputs. Levels within the hierarchy are defined as follows:

●	Level 1 - Unadjusted quoted prices for identical assets and liabilities in active markets;

●	Level 2 - Quoted prices for similar assets and liabilities in active markets (other than those included in Level 1) which are observable for the asset or liability, either directly or indirectly; and

●	Level 3 - Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The following table sets forth the carrying values (exclusive of deferred financing fees) and fair values of our financial liabilities:

	Carrying	Fair Value
(in thousands)	Value	Level 1	Level 2	Level 3
June 30, 2019
Revolving Credit Facility	$243,000	$—	$243,000	$—
Tranche B Revolving Credit Commitments	25,000	—	25,000	—
Senior Secured Second Lien Notes due 2021	525,000	—	514,500	—
Notes Payable	5,587	—	5,532	—
Derivative	1,069	—	1,069	—

December 31, 2018
Revolving Credit Facility	$209,000	$—	$209,000	$—
Tranche B Revolving Credit Commitments	25,000	—	25,000	—
Senior Secured Second Lien Notes due 2021	525,000	—	443,625	—
Notes Payable	5,952	—	6,221	—
Derivative	396	—	396	—

Note 6: Commitments and Contingencies

We record a liability when we believe that it is both probable that a liability has been incurred and the amount can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and updated information.

Legal Matters

We are subject to various claims and legal actions that arise primarily in the ordinary course of business. These matters include, but are not limited to, general liability claims (including personal injury, product liability, property, and auto claims), indemnification and guarantee obligations, employee injuries and employment-related claims, and contract and real estate matters. We maintain insurance coverage for our operations and employees. Our major policies include coverage for property, general liability, auto, directors and officers, health, and workers’ compensation insurances. The ultimate legal and financial liability with respect to such matters generally cannot be estimated with certainty and requires the use of estimates in recording liabilities for potential litigation settlements against us. Estimates for losses from litigation are made after consultation with outside legal counsel. In our opinion, after consultation with legal counsel, the disposition or ultimate resolution of such claims and actions will not have a material adverse effect on our consolidated financial position, results of operations, or cash flows.

Purchase Commitments

As of June 30, 2019, we had purchase commitments of $62.5 million related to the purchase of new equipment for the rental fleet, inventory, and other items due in 2019. We have no purchase commitments beyond 2020.

Note 7: Subsequent Events

Merger

On April 7, 2019, we entered the Merger Agreement, as amended on July 10, 2019, by and among Capitol, Intermediate Holdings, Merger Sub, and New HoldCo, which closed on July 31, 2019.

Pursuant to the Merger Agreement, as amended, (i) Capitol domesticated as a Delaware corporation and was renamed “Nesco Holdings, Inc.” (the “Domestication”), (ii) Merger Sub merged with and into Holdings I, with Holdings I surviving as a wholly-owned subsidiary of Capitol (the “Initial Merger”), and (iii) immediately after the Initial Merger, Holdings I merged with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Holdings I became a limited liability company and a wholly-owned subsidiary of Capitol, with Nesco Owner becoming a securityholder of Capitol.

Under the Merger Agreement, as amended, Nesco Owner received (i) 21,660,638 shares of common stock and (ii) warrants to purchase 2,500,000 shares of common stock of Capitol. Nesco Owner has the right to receive: (1) up to 1,800,000 additional shares of common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share, and (2) an additional 1,651,798 shares of Capitol’s common stock if during the seven-year period following the closing of the Merger Transactions, the trading price of Capitol’s common stock exceeds $19.00 per share for any 20 trading days during a 30 consecutive trading day period or if a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock exceeds $19.00 per share. The shares to be issued to Nesco Owner pursuant to the Merger Agreement will be issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, (as amended, “Securities Act”).

In connection with the Domestication, (i) each outstanding Class A ordinary share of Capitol automatically converted into one share of common stock of Capitol, (ii) the outstanding warrants of Capitol automatically converted into warrants entitling the holders to purchase shares of common stock beginning 30 days after the consummation of the business combination, and (iii) the outstanding Class B ordinary shares of Capitol automatically converted into common stock upon consummation of the business combination. In connection with the Transactions, shareholders of Capitol (including Capitol’s independent directors) forfeited a certain number of ordinary shares and warrants of Capitol and subjected an additional number of other shares to an additional lockup that will be released upon the achievement of per share triggers ($13.00, $16.00 and $19.00) applicable to Nesco Owner described above.

In connection with the execution of the Merger Agreement, New HoldCo executed a commitment letter among New Holdco, JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. pursuant to which the lender parties committed to provide Capitol with each of (i) $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400.0 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that Capitol is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400.0 million in gross proceeds on or prior to the closing of the Transactions.

Also in connection with the execution of the Merger Agreement, Capitol released $145.0 million of proceeds held in a trust account and sold 5,500,000 shares of Capitol’s stock to Nesco Owner and certain directors of Capitol at a price of $10.00 per share in a private placement exempt from registration under the Securities Act. The aggregate amount of cash from the release of the trust funds and the sale of shares, or $200.0 million, was used to pay off certain indebtedness of Holdings I, as discussed below.

On July 31, 2019, the amounts outstanding under Holdings I’s Revolving Credit Facility, the Tranche B Revolving Credit Facility and the Senior Secured Second Lien Notes due 2021 were repaid using proceeds from (i) $145.0 million of proceeds held in a trust account and 5,500,000 of Capitol’s stock sold to Nesco Owner and certain directors of Capitol and (ii) a new credit facility (discussed below) and issuance of Senior Secured Second Lien Notes due 2024, which were issued in a private placement pursuant to Rule 144A (discussed below).

As a result of the Transactions and immediately following the closing of the Merger, Nesco Owner and certain members of the current management of NESCO Holdings I, Inc. own approximately 53% of the combined company (now, “Nesco Holdings, Inc.”), and shareholders of Capitol prior to the closing of the Merger own approximately 47% of the combined company. Accordingly, the Merger transactions were treated as the equivalent of NESCO Holdings I, Inc. issuing stock for the net assets of Capitol. Consistent with SEC Topic 12, Reverse Acquisitions and Reverse Recapitalizations, the acquisition of a private operating company by a non-operating public shell corporation typically results in the owners and management of the private company having actual or effective voting control and operating control of the combined company. Therefore, the transaction is, in substance, a reverse recapitalization, equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation accompanied by a recapitalization. The accounting is similar to that of a reverse acquisition, except that no goodwill or other intangible assets should be recorded. The net assets of Capitol as of the Closing Date will be stated at historical cost, with no goodwill or other intangible assets recorded.

2019 Credit Facility

On July 31, 2019, we entered into an agreement with JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc., pursuant to which such parties provided us with (i) $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility (“2019 Credit Facility”).

The new revolving credit facility has a five-year term and a floating rate of interest based on either the federal funds rate or LIBOR, in each case, plus a margin ranging between 150 and 200 basis points depending on excess availability under the facility. Our availability under the revolving credit facility is a percentage of the value of our accounts receivable, our parts inventory, our fleet inventory, and our cash, in each case, subject to certain eligibility criteria. A portion of the revolving credit facility may be used for the issuance of letters of credit. The revolving credit facility is guaranteed by our wholly owned domestic subsidiaries and is secured by substantially all assets of Nesco and the guarantors. We can reduce the aggregate commitments under the revolving credit facility without premium or penalty. The revolving credit facility contains covenants which, among other things, limit the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens.

On July 17, 2019, we entered into an interest rate collar agreement (the “Collar”). The Collar has a notional amount of $170.0 million to hedge the interest rate risk associated with our 2019 Credit Facility and has a term extending to July 31, 2024. Under the terms of the Collar, we are required to pay the counterparty to the agreement an amount equal to the difference between a monthly LIBOR-based interest rate and a defined interest rate floor; conversely, we are entitled to receive from the counterparty an amount equal to the excess of a LIBOR-based interest rate and a defined interest rate cap. The required payments due to or due from the counterparty are calculated by applying the interest rate differential to the notional amount and are determined monthly through July 31, 2024.

Senior Secured Notes due 2024

On the Closing Date, we completed a private offering for Senior Secured Second Lien Notes due 2024 (the “Senior Secured Notes”). The aggregate principal amount of the Senior Secured Notes was $475.0 million. The Senior Secured Notes bear interest at a rate of 10.0% per annum payable semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing on February 1, 2020.

A summary of the key provisions are as follows:

Guarantors - The Senior Secured Notes are guaranteed (the “Guarantees”) by Nesco and our wholly owned domestic subsidiaries (together, “Guarantors”) that guarantee obligations under the 2019 Credit Facility or any future debt of Nesco or any other Guarantors.

Security - The Senior Secured Notes and the Guarantees are secured on a second-priority basis by all assets of Nesco and the Guarantors that secure our obligations under the 2019 Credit Facility.

Ranking - The Senior Secured Notes and the Guarantees are general senior secured obligations. The Senior Secured Notes rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our future subordinated obligations. The Guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior obligations and rank senior in right of payment to all of the Guarantors’ existing and future subordinated obligations. The Senior Secured Notes and the Guarantees rank effectively subordinated to all of the Guarantors’ and our first-priority secured debt, including borrowings under the 2019 Credit Facility.

Redemption and Repurchase - The Senior Secured Notes are redeemable, in whole or in part, at any time on or after the Closing Date at specified redemption prices. At any time prior to August 1, 2021, we may redeem all or part of the notes at a redemption price equal to 100.0% of the principal amount, plus an applicable premium, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes: from August 1, 2021, but before July 31, 2022, at a redemption price of 105.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; from August 1, 2022, but before July 31, 2023, at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; and after August 1, 2023, at a redemption price of 100.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 40.0% of the Senior Secured Notes until August 1, 2021, at a redemption price of 110.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more equity offerings. In addition, we may be required to make an offer to purchase the Senior Secured Notes upon the sale of certain assets and upon a change of control.

Covenants - The Senior Secured Notes contain various restrictive covenants, including the maintenance of certain financial ratios.

As of August 9, 2019, we believe we were in compliance with all of the covenants and other provisions of the 2019 Credit Facility and the Senior Secured Notes disclosed above, as well as under the Senior Secured Notes Indenture agreement. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

As a result of the Transactions, we incurred costs and expenses related to the business combination and the refinancing of our indebtedness. Costs related to the Merger incurred on the Closing Date of approximately $10.0 million will be recognized in our consolidated statement of operations as transaction costs in the third quarter of 2019. Costs of approximately $10.0 million, including unamortized deferred financing costs of approximately $4.0 million, related to the repayment of our indebtedness will be recognized in our consolidated statement of operations as a loss on the extinguishment of debt. Costs related to the new indebtedness described above, which aggregated approximately $14.3 million, will be capitalized as deferred financing costs and will be amortized over the terms of the related indebtedness beginning in the third quarter of 2019.

Non-Binding Letter of Intent

We remain party to a non-binding letter of intent (the “Non-Binding LOI”) that we entered into on May 13, 2019, to acquire a privately held entity in the equipment rental business. The terms of the Non-Binding LOI provide for purchase consideration of approximately $42.0 million and the consummation of the business combination is subject to the satisfactory completion of further diligence and negotiation of a final definitive agreement. There can be no assurance that this transaction will be consummated, including the consideration to be issued therein, as the terms of the Non-Binding LOI are subject to change.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we”, “us”, “our”, “Company”, “Holdings I” or “Nesco” refers to Nesco Holdings I, Inc. and its consolidated subsidiaries.

You should read the following discussion of our historical performance, financial condition and future prospects in conjunction with “Selected Historical Financial Information of Nesco Holdings I, Inc.” and the accompanying financial statements and related notes included in Capitol’s final prospectus and definitive proxy statement filed with the Securities and Exchange Commission on June 4, 2019 (as supplemented on June 24, 2019 and July 11, 2019, the “Proxy Statement/Prospectus”) and incorporated by reference in the Current Report on Form 8-K filed with the SEC on August 1, 2019. The information provided below supplements, but does not form part of, our financial statements. This discussion contains forward-looking statements that are based on the views and beliefs of Nesco’s management, as well as assumptions and estimates made by our management. Actual results could differ materially from such forward-looking statements as a result of various risk factors, including those that may not be in the control of management. For further information on items that could impact our future operating performance or financial condition, see the section entitled “Risk Factors” beginning on page 24 of the Proxy Statement/Prospectus.

RECENT EVENT

On July 31, 2019, NESCO Holdings I, Inc. and NESCO Holdings, LP consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of April 7, 2019, which was amended on July 10, 2019 (as amended, the “Merger Agreement”) by and among Capitol Investment Corp. IV (“Capitol”), Capitol Intermediate Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Intermediate Holdings”), Capitol Investment Merger Sub 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol (“Merger Sub”), Capitol Investment Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Capitol Investment Corp. IV (“New HoldCo”). Pursuant to the Merger Agreement, (i) Capitol domesticated as a Delaware corporation and was renamed “Nesco Holdings, Inc.” (the “Domestication”), (ii) Merger Sub merged with and into Holdings I, with Holdings I surviving as a wholly-owned subsidiary of Capitol (the “Initial Merger”), and (iii) immediately after the Initial Merger, Holdings I merged with and into New HoldCo, with New HoldCo surviving as an indirect wholly-owned subsidiary of Capitol (the “Subsequent Merger”, and together with the Initial Merger, the “Mergers”, and together with the Domestication and the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Holdings I became a limited liability company and a wholly-owned subsidiary of Capitol, with Nesco Owner becoming a securityholder of Capitol.

FINANCIAL OVERVIEW

Measures Related to our Fleet

We consider the following key operational measures when evaluating our performance and making day-to-day operating decisions:

Fleet count - Fleet count represents the average equipment units held in our rental fleet over any period.

Fleet utilization - Fleet utilization, with respect to the average equipment units held in our rental fleet over any period, is defined as the total number of days the rental equipment was rented during the period divided by the total number of days such rental equipment could have been rented during the same period, assuming that each piece of equipment could have been rented every day in the period (i.e. no maintenance or planned downtime is included in the calculation).

Equipment on rent - Equipment on rent is the original equipment cost (“OEC”) of units rented to customers at a given point in time. Average equipment on rent is calculated as the weighted average equipment on rent during the stated period. OEC represents the original equipment cost by fleet type over a period of time, exclusive of the effect of adjustments to rental equipment fleet acquired in business combinations. This adjusted measure of OEC is used by our creditors pursuant to our credit agreements, wherein this is a component of the basis for determining compliance with our financial loan covenants. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. OEC is a widely-used industry metric to compare fleet dollar value independent of depreciation.

Rental rate per day - Rental rate per day for the period is calculated as total rental revenue divided by the total billed rental days.

Fleet age - Fleet age represents the number of years from the manufacturer chassis year of the rental equipment unit through the current year end. We evaluate fleet age for each equipment type and our fleet as a whole. In order to calculate average fleet age by type and average total fleet age, we weight the fleet age by the number of units within the relevant group.

Net fleet investment - Net fleet investment is calculated as the total capital expenditures on fleet (including purchases of rental equipment and equipment acquired in business combinations) less proceeds received from used equipment sales during the stated period. When our purchases are greater than our proceeds, we express net fleet investment as a positive number.

Adjusted EBITDA

Adjusted EBITDA is a financial performance measure that we use to monitor our results from operations and to measure our performance against our debt covenants. This common metric is intended to align Nesco’s shareholder, debt holders, and management.

The presentation of these financial measures enhances an investor’s understanding of our financial performance because these measures are useful financial metrics to assess our operating performance from period to period by excluding certain items that we believe are not representative of our core business. Such items are excluded pursuant to the definition of Adjusted EBITDA in our credit agreements; Adjusted EBITDA is the basis for several financial loan covenants therein. These financial measures will provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use these financial measures for business planning purposes, for loan compliance purposes, and in measuring our performance relative to that of our competitors.

In analyzing and planning for our business, we supplement our use of financial measures based on U.S. GAAP with non-GAAP financial and other measures, as well as, use measures related to our specialized fleet of rental equipment, which are defined above. Nesco’s use of the terms EBITDA, Net Fleet Investment, and Adjusted EBITDA may vary from that of others in its industry and therefore are limited in their usefulness as comparative measures. These financial measures should not be considered as alternatives to net income (loss), operating income (loss) or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Our non-GAAP financial measures should not be relied upon to the exclusion of U.S. GAAP financial measures. We encourage investors to review our non-GAAP financial measures together with our U.S. GAAP results and historical consolidated financial statements, and not in isolation. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by other companies.

Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of used equipment sold. When equipment is purchased in connection with a business combination, the equipment is revalued to its then current fair value for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair value of equipment as of the acquisition date, with depreciation recorded thereafter following our accounting policies; however, this may not be indicative of our actual cost to acquire new equipment that we add to our fleet apart from a business acquisition. Additionally, the pricing of our rental contracts and equipment sales prices for our equipment is based off of OEC, and we measure a rate of return from our rentals and sales using OEC. As indicated above, our credit agreements define this adjustment to EBITDA, as such, and we believe this metric is a better indication of our true cost of equipment sales due to the removal of the purchase accounting adjustments.

Operating Results - Consolidated 2019 vs. 2018

We generated $62.9 million in revenue in the three months ended June 30, 2019, compared to $55.8 million in the same period in 2018. The $7.0 million, or 12.6%, increase is primarily the result of a $1.9 million increase in equipment sales, a $2.4 million increase in parts revenue and a $2.8 million increase in rental revenue. Average fleet count increased 275 units, or 7.0%, in the three months ended June 30, 2019, compared to the same period in 2018. Rental revenues accounted for approximately 75.6% of total revenue in three months ended June 30, 2019, compared to 80.0% in the same period in 2018. Revenues from equipment sales accounted for 14.0% of the total revenues in three months ended June 30, 2019, compared to 12.5% in the same period in 2018. Parts sales and services accounted for 10.4% of total revenue in the three months ended June 30, 2019 compared to 7.5% in the same period in 2018.

We generated $124.3 million in revenue in the six months ended June 30, 2019, compared to $113.5 million in the same period in 2018. The $10.8 million, or 9.5%, increase is primarily the result of a $3.2 million increase in rental revenues, a $4.2 million increase in equipment sales and a $3.4 million increase in parts sales and service revenue. Average fleet count increased 211 units, or 5.4%, in the six months ended June 30, 2019, compared to the same period in 2018. Rental revenues accounted for approximately 74.3% of total revenue in the six months ended June 30, 2019, compared to 78.6% in the same period in 2018. Revenues from equipment sales accounted for 14.9% of the total revenues in the six months ended June 30, 2019, compared to 12.6% in the same period in 2018. Parts sales and services accounted for 10.8% of total revenue in the six months ended June 30, 2019, compared to 8.8% in the same period in 2018.

(in thousands, except per share amounts)	Three Months Ended June 30, 2019	% of revenues	Three Months Ended June 30, 2018	% of revenues	Six Months Ended June 30, 2019	% of revenues	Six Months Ended June 30, 2018	% of revenues
Total Revenues	$62,855		$55,842		$124,347		$113,527
Cost of revenue (excluding depreciation)	25,055	39.9%	20,872	37.4%	49,245	39.6%	42,852	37.7%
Depreciation	17,155	27.3%	15,721	28.2%	34,105	27.4%	31,309	27.6%
Total gross profit	20,645	32.8%	19,249	34.5%	40,997	33.0%	39,366	34.7%
Other operating expenses	10,825		10,048		22,487		19,238
Operating income	9,820		9,201		18,510		20,128
Other expense	14,841		14,081		29,821		27,781
Loss before income taxes	(5,021)		(4,880)		(11,311)		(7,653)
Income tax expense	402		529		836		790
Net loss	$(5,423)		$(5,409)		$(12,147)		$(8,443)

Total Revenues

Total revenues for the three months ended June 30, 2019, increased by $7.0 million, or 12.6%, compared to the same period in 2018. This increase is primarily due to increases in rental revenue ($2.8 million, or 6.2%, compared to the same period in 2018). This is a result of the increased size of our rental fleet. Equipment sales for the three months ended June 30, 2019, increased by 1.9 million compared to the same period in 2018. Parts sales and service increased $2.4 million, or 56.7%, compared to the same period in 2018. This is the result of two additional parts sales and service locations that opened in April 2019 and the addition of new insulated product lines from the 2018 acquisition of N&L, which contributed $1.2 million of revenue in the second quarter.

Total revenues for the six months ended June 30, 2019, increased by $10.8 million, or 9.5%, compared to the same period in 2018. This increase is primarily due to increases in equipment sales ($4.2 million, or 29.5%, compared to the same period in 2018). This increase in equipment sales is a result of continued demand from our end markets including: transmission and distribution, telecom and rail. Rental revenue in the prior year quarter was favorably impacted by demand for rental units linked to the hurricane recovery and reconstruction activity in Puerto Rico. Despite this trend, rental revenue for the six months ended June 30, 2019, grew by $3.2 million, or 3.5%, compared to the same period in 2018. Parts sales and service increased $3.4 million, or 34.5%, compared to the same period in 2018. This is the result of the additional parts sales and service locations and the 2018 acquisition of N&L, which contributed $2.2 million of revenue over the first half of the year.

Cost of Revenue, excluding depreciation

Total cost of revenue, excluding depreciation, for the three months ended June 30, 2019, increased by $4.2 million, or 20.0%, compared to the same period in 2018. The increase is primarily due to increases in cost of equipment sales ($1.6 million, or 26.0%, compared to the same period in 2018) and increases in cost of parts sales and services ($2.2 million, or 100.7%, compared to the same period in 2018). The additional cost was driven by our increased sales volume compared to the prior year, along with additional parts sales and service locations.

Total cost of revenue, excluding depreciation, for the six months ended June 30, 2019, increased by $6.4 million, or 14.9%, compared to the same period in 2018. The increase is primarily due to increases in cost of equipment sales ($2.9 million, or 23.8%, compared to the same period in 2018) and increases in cost of parts sales and services ($3.4 million, or 57.9%, compared to the same period in 2018). The additional cost was driven by our increased sales volume compared to the prior year, along with additional parts sales and service locations.

Depreciation

Depreciation for the three and six months ended June 30, 2019, increased $1.4 million, or 9.1%, and $2.8 million, or 8.9%, respectively, as compared to the same periods in 2018. These increases are primarily due to our increase in rental equipment as compared to the prior year.

Other Operating Expenses

Other operating expenses for the three and six months ended June 30, 2019, increased $0.8 million, or 7.7%, and $3.2 million, or 16.9%, respectively, as compared to the same periods in 2018. The increases are primarily due to an increase in transaction related expenses compared to the same periods in 2018.

Other Expense

Other expense for the three and six months ended June 30, 2019, increased by $0.8 million, or 5.4%, and $2.0 million, or 7.3%, respectively, as compared to the same period in 2018. The increases are primarily due to an increase in net interest expense of $0.8 million, or 5.6%, and $2.4 million, or 8.7%, respectively, as compared to the same periods in 2018.

Income tax expense

Income tax expense was $0.4 million and $0.5 million for the three months ended June 30, 2019 and 2018, respectively, and $0.8 million for each of the six months ended June 30, 2019 and 2018. Due to our valuation allowance on our net operating loss and interest deduction limitation carryforwards, we have not recognized a deferred tax benefit when we report pretax losses because we have determined the realization of tax benefits for the carryforwards to be uncertain. Our income tax expense reflects an increase in our deferred tax liabilities associated with our non-tax deductible tradename intangible asset and goodwill, as well as, foreign taxes incurred in Canada and Mexico.

Financial Performance

We believe that our operating model, together with our highly variable cost structure, enables us to sustain high margins, strong cash flow generation and stable financial performance throughout various economic cycles. We are able to generate substantial free cash flow through our earnings, as well as sales of used equipment that reduce our net fleet investment. Our highly variable cost structure adjusts with the utilization of our equipment, thereby reducing our costs to match our revenue. As a result of our highly variable cost structure, we have maintained strong Adjusted EBITDA over the past three years. Our financial performance is principally evaluated based on five measurements: Adjusted EBITDA, fleet count, fleet utilization, equipment dollars on rent and rental rate per day. The following table summarizes these operating metrics.

Financial performance for the three and six months ended June 30, 2019 and 2018:

	Three Months Ended June 30,				Six Months Ended June 30,
	2019	2018	change	(%)	2019	2018	change	(%)
Adjusted EBITDA (a)
(in thousands)	$30,477	$28,390	$2,087	7.4%	$60,911	$57,566	$3,345	5.8%
Fleet count:
Average	4,205	3,930	275	7.0%	4,117	3,906	211	5.4%
Fleet utilization: (b)
Average	78.7%	80.9%	(2.2)%	(2.7)%	79.4%	81.3%	(1.9)%	(2.3)%
Equipment on rent: (c)
(in thousands)
Average	$468,000	$451,400	$16,600	3.7%	$460,889	$448,667	$12,222	2.7%
Rental rate per day: (d)
Average	$136.60	$138.80	$(2.20)	(1.6)%	$137.00	$139.20	$(2.20)	(1.6)%

(a)	EBITDA represents net income (loss) before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, as further adjusted for (1) non-cash purchase accounting impact, (2) transaction and process improvement costs, (3) major repairs, (4) share-based payments, and (5) other non-recurring items. These metrics are subject to certain limitations. See “Financial Overview—Adjusted EBITDA.”
(b)	Average fleet utilization for the period is calculated as the total number of invoiced days divided by the total number of available equipment days.
(c)	Average equipment on rent is the average original equipment cost of units on rent during the period. The measure provides a value dimension to the fleet utilization statistics.
(d)	Average rental rate per day for the period is calculated as total rental revenue divided by the total rental days, which represents the number of billable days in the period aggregated across all units in the fleet.

Adjusted EBITDA

Adjusted EBITDA increased $2.1 million, or 7.4%, from $28.4 million for the three months ended June 30, 2018 to $30.5 million for the three months ended June 30, 2019. This increase can be attributed to a $1.7 million increase in ERS gross profit for the three months ended June 30, 2019 as compared to the same period in 2018, driven by our increased fleet size as compared to the prior year.

Adjusted EBITDA increased $3.3 million, or 5.8%, from $57.6 million for the six months ended June 30, 2018 to $60.9 million for the six months ended June 30, 2019. This increase can be attributed to a $2.7 million increase in ERS gross profit for the six months ended June 30, 2019 as compared to the same period in 2018, driven by our increased fleet size as compared to the prior year.

The following is a reconciliation from U.S. GAAP net loss to Adjusted EBITDA for the three and six months ended June 30, 2019 and 2018 and a reconciliation from Adjusted EBITDA to U.S. GAAP net cash from operating activities for the six months ended June 30, 2019 and 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2019	2018	2019	2018
Net loss	$(5,423)	$(5,409)	$(12,147)	$(8,443)
Interest expense	14,850	14,069	29,843	27,453
Income tax expense	402	529	836	790
Depreciation expense	17,180	15,773	34,176	31,412
Amortization expense	724	745	1,448	1,383
EBITDA	27,733	25,707	54,156	52,595
Adjustments:
Non-cash purchase accounting impact (1)	125	1,005	736	1,838
Transaction and process improvement costs (2)	2,183	1,059	4,693	1,502
Major repairs (3)	384	339	1,146	761
Share-based payments (4)	52	280	180	570
Other non-recurring items (5)	—	—	—	300
Adjusted EBITDA	$30,477	$28,390	$60,911	$57,566

	Six Months Ended June 30,
(in thousands)	2019	2018
Adjusted EBITDA	$60,911	$57,566
Adjustments:
Other non-recurring items (5)	—	(300)
Share-based payments (4)	(180)	(570)
Major repairs (3)	(1,146)	(761)
Transaction and process improvement costs (2)	(4,693)	(1,502)
Non-cash purchase accounting impact (1)	(736)	(1,838)
EBITDA	54,156	52,595
Add:
Interest expense	(29,843)	(27,453)
Income tax expense	(836)	(790)
Amortization - financing costs	1,380	1,802
Share-based payments	180	570
Gain on sale of equipment - rental fleet	(3,260)	(4,345)
Gain on insurance proceeds - damaged equipment	(387)	—
Major repair disposal	1,146	761
Deferred tax expense	544	515
Bad debt expense, net of recoveries	1,112	1,974
Changes in assets and liabilities:
Accounts receivable	(13,357)	152
Inventory	(8,864)	(7,044)
Prepaid expenses and other	(2,412)	(2,365)
Accounts payable	8,020	(2,627)
Accrued expenses	(683)	(2,867)
Deferred rental income	(1,719)	(247)
Net cash from operating activities	$5,177	$10,631

(1)	Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment sold. The equipment acquired received a purchase step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our credit agreement.

(2)	For the six months ended June 30, 2019 and 2018, represents transaction costs related to our agreement and plan of merger with Capitol. These expenses are comprised of professional consultancy fees and transaction costs. Pursuant to our credit agreement, the cost of undertakings to effect such cost savings, operating expense reductions and other synergies, as well as, any expenses incurred in connection with acquisitions, are amounts to be included in the calculation of Adjusted EBITDA. These costs also include startup costs associated with the new PTA locations which include training, travel, and process setup costs.

(3)	Represents the undepreciated cost of replaced chassis components from heavy maintenance, repair and overhaul activities associated with our fleet, which is an adjustment pursuant to our credit agreement.

(4)	Represents non-cash stock compensation expense associated with the issuance of the Class B Profits Interest Awards by NESCO Holdings, LP (our ultimate parent) on February 26, 2014, which is an adjustment pursuant to our credit agreement. See Note 11, Share-Based Compensation Plans, to the Audited Consolidated Financial Statements included in the Proxy Statement/Prospectus, for additional information.

(5)	Represents the tax reserve for estimated sales and use tax exposure stemming from prior years for the six months ended June 30, 2018.

Fleet count

Average fleet count was 4,205 for the three months ended June 30, 2019, an increase of 275 from an average fleet count of 3,930 for the three months ended June 30, 2018. Capital expenditures for the three months ended June 30, 2019 were predominately in the bucket and truck categories, driven by demand in transmission and distribution, telecom and rail end-markets.

Average fleet count was 4,117 for the six months ended June 30, 2019, an increase of 211 from an average fleet count of 3,906 for the six months ended June 30, 2018. Capital expenditures for the six months ended June 30, 2019 were predominately in the bucket and truck categories, driven by demand in transmission and distribution, telecom and rail end-markets.

Fleet utilization

Average utilization rates slightly decreased for the three months ended June 30, 2019 compared to the same period in 2018. Average overall utilization rate was 78.7% for the three months ended June 30, 2019 compared to 80.9% for the three months ended June 30, 2018. The reduction in utilization is primarily the result of additions to our rental fleet in the second quarter of 2019 due to our expectation that our utilization levels will remain at current high levels, as demand for equipment by customers serving electric utility transmission and distribution (“T&D”) end-markets and growth in the telecom and rail markets continue. Our method of measuring rental equipment utilization rate may not be comparable with that of other companies.

Average utilization rates slightly decreased for the six months ended June 30, 2019 compared to the same period in 2018. Average overall utilization rate was 79.4% for the six months ended June 30, 2019 compared to 81.3% for the six months ended June 30, 2018. The reduction in utilization is primarily the result of additions to our rental fleet in the six months ended June 30, 2019 due to our expectation that our utilization levels will remain at current high levels, as demand for equipment by customers serving T&D end-markets and growth in the telecom and rail markets continue. Our method of measuring rental equipment utilization rate may not be comparable with that of other companies.

Equipment on rent

The average OEC on rent was $468.0 million and $460.9 million for the three and six months ended June 30, 2019, respectively, increases over the same periods in 2018, of $16.6 million or 3.7% and $12.2 million or 2.7%, respectively. The increases are due to increased fleet size slightly offset by lower utilization.

Rental rate per day

Average rental rate per day decreased 1.6% to $136.60 for the three months ended June 30, 2019, from $138.80 for the same period in 2018. Average rental rate per day decreased 1.6% to $137.00 for the six months ended June 30, 2019, from $139.20 for the same period in 2018. These decreases are due to changes in fleet composition driven by demand and strategic diversification. Increases in the fleet related to telecom, distribution, and rail end markets have outpaced our other end markets. Rate per day is generally lower due to the lower average OEC of equipment used in these end markets.

Fleet age

We use fleet age by type to assist in our decision to sell and purchase a particular fleet category. Our overall average fleet age was 3.8 years as of June 30, 2019 and December 31, 2018.

Fleet composition

We own a diverse selection of equipment in order to meet the needs of our customers. Bucket trucks, digger derricks, line equipment and rail-mounted equipment make up a significant percentage of our fleet portfolio. Secondarily, we also carry cranes, pressure diggers, underground equipment, and other miscellaneous fleet items, making us a full service specialty equipment provider. All of our equipment is available for rent and our used equipment sales and new equipment purchases are partially driven by our desire to keep an optimal product mix and maintain a competitive fleet age.

Rental equipment cost for our fleet has grown $39.1 million, or 7.2%, from $541.5 million at December 31, 2018, to $580.6 million as of June 30, 2019.

Operating Results by Segment - Three and Six Months Ended June 30, 2019 and 2018

The Company manages its operations through two business segments: rental and sale of fleet and equipment along with repair and maintenance related to those assets (ERS), and the rental and sale of parts, tools and accessories (PTA). See Note 3, Segments, to our unaudited condensed consolidated financial statements for additional information.

Equipment Rental and Sales Segment

Our ERS segment primarily provides equipment to contractors who install, repair and maintain infrastructure assets, including electric cabling (above and below ground), telecommunications networks and rail systems in addition to installing lighting and signage.

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	% change	2019	2018	% change
Total revenues	$52,980	$49,645	6.7%	$105,122	$99,659	5.5%
Cost of revenue (excluding depreciation)	19,350	17,668	9.5%	37,785	35,025	7.9%
Depreciation of rental equipment	16,100	14,856	8.4%	31,980	29,617	8.0%
Total gross profit	$17,530	$17,121	2.4%	$35,357	$35,017	1.0%

Revenue in our ERS segment represented 84.3% and 88.9% of Nesco’s consolidated revenues for the three months ended June 30, 2019 and 2018, respectively. Total revenue in our ERS segment increased by $3.3 million or 6.7% for the three months ended June 30, 2019 compared to the same period in 2018. The increase was primarily due to an increase in rental revenues of $1.2 million and equipment sales of $1.9 million.

Revenue in our ERS segment represented 84.5% and 87.8% of Nesco’s consolidated revenues for the six months ended June 30, 2019 and 2018, respectively. Total revenue in our ERS segment increased by $5.5 million or 5.5% for the six months ended June 30, 2019 compared to the same period in 2018. The increase was primarily due to an increase in rental revenues of $1.3 million and equipment sales of $4.2 million.

Rental revenue for the three months ended June 30, 2019 improved by 2.9% compared to the same period in 2018. The increase is a result of expanded demand from our end markets including market share gains in telecom and rail. Rental revenue in the prior year second quarter benefited from incremental demand for rental equipment related to restoration and recovery activities in response to the effects from the hurricane in Puerto Rico with fleet utilization favorably impacted by a net 2.2%.

Rental revenue for the six months ended June 30, 2019 improved by 1.6% compared to the same period in 2018. The increase is a result of expanded demand from our end markets including market share gains in telecom and rail. During the six months ended June 30, 2019, inclement weather contributed delays in the starts of some projects of our customers. Rental revenue in the six months ended June 30, 2018 benefited from incremental demand for rental equipment related to restoration and recovery activities in response to the effects from the hurricane in Puerto Rico with fleet utilization favorably impacted by a net 1.9%.

Cost of revenue, excluding depreciation, increased by $1.7 million or 9.5% for the three months ended June 30, 2019, compared to the same period in 2018 primarily due to a $1.6 million increase in the cost of equipment sales.

Cost of revenue, excluding depreciation, increased by $2.8 million or 7.9% for the six months ended June 30, 2019 compared to the same period in 2018, primarily due to a $2.9 million increase in the cost of equipment sales offset by a $0.6 million decrease in the cost of rental revenue.

Depreciation of our rental fleet represented a 8.4% and 8.0% increase for the three and six months ended June 30, 2019, respectively, as compared to the same periods in 2018, primarily due to increases in fleet count of 7.0% and 5.4%, respectively.

Our increase in gross profit of $0.4 million or 2.4% for the three months ended June 30, 2019, and $0.3 million or 1.0% for the six months ended June 30, 2019, as compared to the same periods in 2018, was driven by the $3.3 million and $5.5 million increase in ERS revenue, respectively.

Parts, Tools and Accessories Segment

The PTA segment of our business complements products and services provided by our ERS operating segment. PTA is a natural adjunct to our specialty equipment rental offering and is a one stop shop for parts, tools and accessories to the Nesco customer base. We produce, rent and sell parts, tools and accessories through our specialty equipment outfitters division, UEO.

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2019	2018	% change	2019	2018	% change
Total revenues	$9,875	$6,197	59.4%	$19,225	$13,868	38.6%
Cost of revenue (excluding depreciation)	5,705	3,204	78.1%	11,460	7,827	46.4%
Depreciation of rental equipment	1,055	865	22.0%	2,125	1,692	25.6%
Total gross profit	$3,115	$2,128	46.4%	$5,640	$4,349	29.7%

PTA revenues increased by $3.7 million or 59.4% for the three months ended June 30, 2019 compared to the same period in 2018. The majority of this increase is reflective of our acquisition of N&L Equipment in 2018 as this acquisition provided a complete PTA product offering for the transmission and distribution end markets and enable entrance into our other core markets within the PTA segment.

PTA revenues increased by $5.4 million or 38.6% for the six months ended June 30, 2019 compared to the same period in 2018. The majority of this increase is reflective of our acquisition of N&L Equipment in 2018.

Cost of revenue, excluding depreciation, for this segment increased $2.5 million or 78.1% for the three months ended June 30, 2019, and $3.6 million or 46.4% for the six months ended June 30, 2019 as compared to the same periods in 2018, primarily due to increased sales.

Depreciation expense increased $0.2 million or 22.0% for the three months ended June 30, 2019, and $0.4 million or 25.6% for the six months ended June 30, 2019, as compared to the same periods in 2018, related to parts and tools acquisition costs.

Total gross profit of $3.1 million and $5.6 million for the three and six months ended June 30, 2019, respectively, represented a $1.0 million or 46.4% increase and a $1.3 million or 29.7% increase, respectively, as compared to the same periods in 2018.

Liquidity and Capital Resources

Historical Liquidity

Our historical cash needs have been to meet debt service requirements and to fund working capital and capital expenditures. We have historically funded these requirements from cash generated by our rental operations and cash received from the sale of equipment, as well as funds available under our revolving credit facilities. As of June 30, 2019, we had $2.6 million in cash compared to $2.1 million as of December 31, 2018. As of June 30, 2019, we had $243.0 million of outstanding borrowings under our revolving credit facility with an additional $27.0 million in availability (subject to a borrowing base) compared to $209.0 million as of December 31, 2018.

Liquidity Following the Transactions

Following the consummation of the Transactions, our liquidity requirements will include servicing the $650.0 million of indebtedness incurred in connection with the Transactions.

Under the Merger Agreement, as amended, Nesco Owner received (i) 21,660,638 shares of common stock and (ii) warrants to purchase 2,500,000 shares of common stock of Capitol. Nesco Owner has the right to receive: (1) up to 1,800,000 additional shares of common stock, for a period of five years following the closing of the Transactions, in increments of 900,000 shares, if (x) the trading price of Capitol’s common stock exceeds $13.00 per share or $16.00 per share for any 20 trading days during a 30 consecutive trading day period or (y) a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock of the combined company exceeds $13.00 per share or $16.00 per share, and (2) an additional 1,651,798 shares of Capitol’s common stock if during the seven-year period following the closing of the Merger Transactions, the trading price of Capitol’s common stock exceeds $19.00 per share for any 20 trading days during a 30 consecutive trading day period or if a sale transaction of the combined company occurs in which the consideration paid per share to holders of common stock exceeds $19.00 per share. The shares to be issued to Nesco Owner pursuant to the Merger Agreement were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, (as amended, “Securities Act”).

In connection with the Domestication, (i) each outstanding Class A ordinary share of Capitol automatically converted into one share of common stock of Capitol, (ii) the outstanding warrants of Capitol automatically converted into warrants entitling the holders to purchase shares of common stock beginning 30 days after the consummation of the business combination, and (iii) the outstanding Class B ordinary shares of Capitol automatically converted into common stock upon consummation of the business combination. In connection with the Transactions, certain shareholders of Capitol (including Capitol’s independent directors) forfeited a certain number of ordinary shares and warrants of Capitol and subjected an additional number of other shares to an additional lockup that will be released upon the achievement of the same per share price triggers ($13.00, $16.00 and $19.00) applicable to Nesco Owner described above.

In connection with the execution of the Merger Agreement, New HoldCo executed a commitment letter among New Holdco, JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc. pursuant to which the lender parties committed to provide Capitol with each of (i) $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility and (ii) $400.0 million in second lien senior secured increasing rate bridge loans, subject to definitive documentation and certain customary closing conditions and solely to the extent that Capitol is unable to issue and sell senior second lien notes in a Rule 144A or other private placement yielding up to $400.0 million in gross proceeds on or prior to the closing of the Transactions.

Also in connection with the execution of the Merger Agreement, Capitol released $145.0 million of proceeds held in a trust account and 5,500,000 of Capitol’s stock was sold to Nesco Owner and certain directors of Capitol at a price of $10.00 per share. The aggregate amount of cash from the release of the trust funds and the sale of shares, or $200.0 million, was used to pay off certain indebtedness of Holdings I, as discussed below.

On July 31, 2019, the amounts outstanding under Holdings I’s Revolving Credit Facility, the Tranche B Revolving Credit Facility and the Senior Secured Second Lien Notes due 2021 were repaid using proceeds from (i) $145.0 million of proceeds held in a trust account and 5,500,000 of Capitol’s stock sold to Nesco Owner and certain directors of Capitol and (ii) a new credit facility (discussed below) and issuance of Senior Secured Second Lien Notes due 2024, which were issued in a private placement pursuant to Rule 144A (discussed below).

2019 Credit Facility

On July 31, 2019, we entered into an agreement with JPMorgan Chase Bank, N.A., Fifth Third Bank, Morgan Stanley Senior Funding, Inc., Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., and Citigroup Global Markets Inc., pursuant to which such parties provided us with (i) $350.0 million in aggregate principal amount of commitments pursuant to a first lien senior secured asset based revolving credit facility (“2019 Credit Facility”).

The new revolving credit facility has a five-year term and a floating rate of interest based on either the federal funds rate or LIBOR, in each case, plus a margin ranging between 150 and 200 basis points depending on excess availability under the facility. Our availability under the revolving credit facility is a percentage of the value of our accounts receivable, our parts inventory, our fleet inventory, and our cash, in each case, subject to certain eligibility criteria. A portion of the revolving credit facility may be used for the issuance of letters of credit. The revolving credit facility is guaranteed by our wholly owned domestic subsidiaries and is secured by substantially all assets of Nesco and the guarantors. We can reduce the aggregate commitments under the revolving credit facility without premium or penalty. The revolving credit facility contains covenants which, among other things, limit the incurrence of additional indebtedness (including acquired indebtedness), issuance of certain preferred stock, the payment of dividends, making restricted payments and investments, the purchase or acquisition or retirement for value of any equity interests, the provision of loans or advances to restricted subsidiaries, the sale or lease or transfer of any properties to any restricted subsidiaries, the transfer or sale of assets, and the creation of certain liens.

Senior Secured Notes due 2024

On the Closing Date, we completed a private offering for Senior Secured Second Lien Notes due 2024 (the “Senior Secured Notes”). The aggregate principal amount of the Senior Secured Notes was $475.0 million. The Senior Secured Notes bear interest at a rate of 10.0% per annum payable semi-annually, in cash in arrears, on February 1 and August 1 of each year, commencing on February 1, 2020.

A summary of the key provisions are as follows:

Guarantors - The Senior Secured Notes are guaranteed (the “Guarantees”) by Nesco and our wholly owned domestic subsidiaries (together, “Guarantors”) that guarantee obligations under the 2019 Credit Facility or any future debt of Nesco or any other Guarantors.

Security - The Senior Secured Notes and the Guarantees are secured on a second-priority basis by all assets of Nesco and the Guarantors that secure our obligations under the 2019 Credit Facility.

Ranking - The Senior Secured Notes and the Guarantees are general senior secured obligations. The Senior Secured Notes rank equally in right of payment with all of our existing and future senior debt and rank senior in right of payment to all of our future subordinated obligations. The Guarantees rank equally in right of payment with all of the Guarantors’ existing and future senior obligations and rank senior in right of payment to all of the Guarantors’ existing and future subordinated obligations. The Senior Secured Notes and the Guarantees rank effectively subordinated to all of the Guarantors’ and our first-priority secured debt, including borrowings under the 2019 Credit Facility.

Redemption and Repurchase - The Senior Secured Notes are redeemable, in whole or in part, at any time on or after the Closing Date at specified redemption prices. At any time prior to August 1, 2021, we may redeem all or part of the notes at a redemption price equal to 100.0% of the principal amount, plus an applicable premium, plus accrued and unpaid interest, if any, to the redemption date. We may also redeem some or all of the notes: from August 1, 2021, but before July 31, 2022, at a redemption price of 105.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; from August 1, 2022, but before July 31, 2023, at a redemption price of 102.5% of the principal amount plus accrued and unpaid interest, if any, to the redemption date; and after August 1, 2023, at a redemption price of 100.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date. In addition, we may redeem up to 40.0% of the Senior Secured Notes until August 1, 2021, at a redemption price of 110.0% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds from one or more equity offerings. In addition, we may be required to make an offer to purchase the Senior Secured Notes upon the sale of certain assets and upon a change of control.

Covenants - The Senior Secured Notes contain various restrictive covenants, including the maintenance of certain financial ratios.

As of August 9, 2019, we believe we were in compliance with all of the covenants and other provisions of the 2019 Credit Facility and the Senior Secured Notes disclosed above, as well as under the Senior Secured Notes Indenture agreement. Any failure to be in compliance with any material provision or covenant of these agreements could have a material adverse effect on our liquidity and operations.

Due to the condition and relatively young age of our fleet, we have the ability to significantly reduce or suspend capital expenditures during difficult economic times, to generate additional cash flow during these periods. We believe that our cash generated by our rental operations and cash received from the sale of equipment, as well as funds available under our revolving credit facility will be adequate to meet our operating, investing and financing needs for the foreseeable future. To the extent additional funds are necessary to meet our long-term liquidity needs as we continue to execute our business strategy, we anticipate that they will be obtained through the incurrence of additional indebtedness, additional equity financings or a combination of these potential sources of funds. Our ability to meet our operating, investing and financing needs depends to a significant extent on our future financial performance, which will be subject in part to general economic, competitive, financial, regulatory and other factors that are beyond our control, including those described under the heading “Risk Factors” beginning on page 24 of the Proxy Statement/Prospectus. In addition to these general economic and industry factors, the principal factors in determining whether our cash flows will be sufficient to meet our liquidity requirements will be changes in governmental regulations for the T&D industry, weather, and our customers’ ability to secure materials. In the event that we need access to additional cash, we may not be able to access the credit markets on commercially acceptable terms or at all. We expect to continually assess our performance, the economic environment and market conditions to guide our decisions regarding our uses of cash, including capital expenditures.

Historical Cash Flows

The following table summarizes Nesco’s sources and uses of cash for the six months ended June 30, 2019 and 2018:

	Six Months Ended June 30,
(in thousands)	2019	2018
Net cash flow from operating activities	$5,177	$10,631
Net cash flow from investing activities	(35,775)	(3,782)
Net cash flow from financing activities	31,042	(6,206)
Net change in cash	$444	$643

As of June 30, 2019, we had cash of $2.6 million, an increase of $0.4 million from December 31, 2018. Generally, we manage our cash flow by using any excess cash, after considering our working capital and capital expenditure needs, to pay down the outstanding balance under our revolving credit facilities.

Cash Flows from Operating Activities

Net cash provided by operating activities was $5.2 million for the six months ended June 30, 2019, as compared to net cash provided by operating activities of $10.6 million in same period of 2018. The decrease is due to a $3.7 million increase in net loss from 2018 to 2019, as well as a $4.0 million decrease in cash flows from operations from 2018 to 2019 for working capital changes. The decrease in cash flows from operations from 2018 to 2019 is partially offset by a $2.3 million increase in non-cash expenses. The increase in non-cash items is primarily due to $2.8 million of additional depreciation, a $1.1 million decrease in gain on sale of rental equipment, and a $0.9 million decrease in provision for losses on accounts receivable in 2018 compared to 2019.

Cash Flows from Investing Activities

Net cash used in investing activities was $35.8 million for the six months ended June 30, 2019, as compared to cash used in investing activities of $3.8 million in 2018. The increase in net cash used in investing activities is primarily due to an increase in rental equipment fleet purchases of $33.0 million and an increase in other property and equipment of $1.1 million, offset by an increase in insurance proceeds from damaged equipment of $1.4 million and an increase in equipment sales proceeds of $0.7 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $31.0 million for the six months ended June 30, 2019, as compared to cash used in financing activities of $6.2 million in 2018. The increase is primarily due to a decrease of repayments, net of new borrowings, under our revolving credit facilities, of $35.0 million.

Contractual Obligations

The following table summarizes our contractual obligations as of July 31, 2019, the Closing Date of the Transactions:

	Payments due by period
(in thousands)	Total	Less than 1 year (2019 - 2020)	1 to less than 3 years (2020 - 2022)	3 to less than 5 years (2022 - 2024)	More than 5 years (2024 and after)
Debt:
2019 Credit Facility	$175,000	$—	$—	$—	$175,000
Senior Secured Notes due 2024	475,000	—	—	—	475,000
Notes payable	3,842	1,280	1,280	732	550
Interest on debt (1)(2)	311,082	55,716	111,433	111,433	32,500
Purchase obligations	94,000	94,000	—	—	—
Capital leases	39,235	8,645	25,586	5,004	—
Operating leases	9,948	2,667	4,573	2,400	308
Total contractual obligations	$1,108,107	$162,308	$142,872	$119,569	$683,358

(1)	Future interest payments include the fee on the unused availability under the revolving portion of the ABL Facility, and are based on an average interest rate of 4.3%.

(2)	Future interest payments for the Senior secured notes due 2024 are based on the interest rate of 10.0%.

Off-balance Sheet Financing Arrangements

We have no obligations, assets, or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any nonfinancial assets.